Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS FULL YEAR 2012 NET INCOME OF $3.0 BILLION AND $5.30 DILUTED EPS

Earns Fourth Quarter Net Income of $719 Million and $1.24 Diluted EPS

Customers, Loans and Revenue Increase Over 2011

PITTSBURGH, Jan. 17, 2013 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported 2012 net income of $3.0 billion, or $5.30 per diluted common share, compared with 2011 net income of $3.1 billion, or $5.64 per diluted common share. Fourth quarter 2012 net income was $719 million, or $1.24 per diluted common share, compared with $925 million, or $1.64 per diluted common share, for the third quarter of 2012 and $493 million, or $.85 per diluted common share, for the fourth quarter of 2011. Fourth quarter 2012 earnings were reduced by $.47 per diluted common share for the net impact of previously disclosed actions taken in the fourth quarter associated with residential mortgage banking activities and other items. Comparable items which reduced earnings in the third quarter of 2012 and the fourth quarter of 2011 are provided in the Selected Income Statement Information section of this news release.

“PNC expanded its businesses significantly in 2012,” said James E. Rohr, chairman and chief executive officer. “Our balance sheet strength along with our committed employees allowed us to grow customers, loans and deposits across our franchise and expand into Southeastern markets. While we are pleased with the progress we have made, our financial results do not yet reflect the full potential from our investments. Our commitment to revenue growth, expense reduction and efficient capital management in 2013 should position PNC to deliver even greater shareholder value.”

Income Statement Highlights

•	PNC’s businesses and markets drove growth in loans, deposits and customers and resulted in strong revenue in the fourth quarter.

•	PNC was successful in 2012 in growing and deepening customer relationships across its businesses and geographies through new client acquisition and cross sales.

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 2

–    Retail Banking net checking relationships grew 714,000 during 2012, including 460,000 from the RBC Bank (USA) acquisition.

–    Corporate & Institutional Banking continued to focus on building client relationships and adding new clients with attractive risk-return profiles. For the full year, 1,061 new corporate banking primary clients were added.

–    Asset management new primary client acquisitions were 37 percent higher in 2012 compared with 2011, fueled by an increase in referrals from other PNC businesses.

–    Residential Mortgage Banking loan origination volume in 2012 increased to $15.2 billion reflecting growth of 33 percent over 2011.

•	Net interest income of $2.4 billion for the fourth quarter of 2012 increased modestly compared with the third quarter.

•

Noninterest income was $1.6 billion for the fourth quarter of 2012 and $1.7 billion for the third quarter. Fourth quarter noninterest income was reduced by a $254 million provision for residential mortgage repurchase obligations. Both quarters included similar gains on sales of Visa shares. Excluding the impact of these items in both quarters, noninterest income increased 11 percent over the third quarter.

•

Provision for credit losses was $318 million for the fourth quarter of 2012 compared with $228 million for the third quarter. The increase primarily reflected a larger loan portfolio and reduced reserve release in commercial lending.

•

Noninterest expense was $2.8 billion for the fourth quarter and $2.7 billion for the third quarter. Fourth quarter noninterest expense included a noncash charge of $45 million for residential mortgage banking goodwill impairment and higher expenses for residential mortgage foreclosure-related matters.

Balance Sheet Highlights

•	Loans grew $4.0 billion, or 2 percent, during the fourth quarter to $186 billion at December 31, 2012 compared with September 30, 2012.

–    Total commercial lending increased $3.7 billion, or 4 percent, over the third quarter primarily in asset-based lending, healthcare, public finance and real estate.

–    Total consumer lending increased $.3 billion primarily in automobile loans.

•	Overall credit quality improved during the fourth quarter of 2012 compared with the third quarter.

–    Nonperforming assets of $3.8 billion at December 31, 2012 declined $.2 billion, or 6 percent.

–    Net charge-offs of $310 million decreased $21 million, or 6 percent.

–    Accruing loans past due decreased 4 percent.

•	Total deposits increased to $213 billion at December 31, 2012 compared with $206 billion at September 30, 2012.

–    Transaction deposits grew $8.3 billion, or 5 percent, during the fourth quarter to $177 billion, or 83 percent of deposits, at December 31, 2012. Seasonal growth drove the increase.

–    Retail certificates of deposit declined $1.2 billion due to runoff of maturing accounts.

•	PNC’s balance sheet remained core funded with a loans to deposits ratio of 87 percent at December 31, 2012 and retained a strong bank holding company liquidity position.

•	PNC redeemed $.5 billion of 12 percent hybrid capital securities during the fourth quarter of 2012, effectively lowering funding costs.

•	PNC had a strong capital position at December 31, 2012.

–    The Tier 1 common capital ratio increased to an estimated 9.6 percent at year end from 9.5 percent at September 30, 2012.

–    The estimated proforma Basel III Tier 1 common capital ratio was 7.3 percent at December 31, 2012 without benefit of phase-ins.

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 3

Earnings Summary
In millions, except per share data	4Q12	3Q12	4Q11

Net income	$719	$925	$493
Diluted earnings per common share	$1.24	$1.64	$.85
Average diluted common shares outstanding	528	529	526
Return on average assets	.95%	1.23%	.72%
Return on average common equity	7.48%	10.15%	5.70%
Book value per common share Period end	$67.05	$66.41	$61.52
Cash dividends declared per common share	$.40	$.40	$.35

The following table presents selected income statement items that impacted earnings in the periods presented and are referred to elsewhere in this news release. The fourth quarter 2012 items were also disclosed in a Form 8-K filed on January 9, 2013.

Selected Income Statement Information
				Full Year
In millions, except per share data	4Q12	3Q12	4Q11	2012	2011

Noninterest Income
Provision for residential mortgage repurchase obligations
Pretax	$254	$37	$36	$761	$102
After-tax	$165	$24	$23	$495	$66
Impact on diluted earnings per share	$(.31)	$(.05)	$(.04)	$(.93)	$(.13)
Gains on sales of Visa Class B common shares
Pretax	$130	$137		$267
After-tax	$85	$89		$174
Impact on diluted earnings per share	$.16	$.17		$.33
Noninterest Expense
Goodwill impairment charge for Residential Mortgage
Banking segment
Pretax	$45			$45
After-tax	$45			$45
Impact on diluted earnings per share	$(.08)			$(.08)
Expenses for residential mortgage foreclosure-related matters
Pretax	$91	$53	$240	$225	$324
After-tax	$60	$34	$156	$146	$210
Impact on diluted earnings per share	$(.11)	$(.06)	$(.30)	$(.28)	$(.40)
Noncash charges for unamortized discounts related to redemption of trust preferred securities
Pretax	$70	$95	$198	$295	$198
After-tax	$46	$61	$129	$192	$129
Impact on diluted earnings per share	$(.09)	$(.12)	$(.24)	$(.36)	$(.24)
Integration costs
Pretax	$35	$35	$28	$267	$42
After-tax	$23	$23	$18	$174	$27
Impact on diluted earnings per share	$(.04)	$(.04)	$(.04)	$(.33)	$(.05)

Total impact of selected items on diluted earnings per share	$(.47)	$(.10)	$(.62)	$(1.65)	$(.82)

The Consolidated Financial Highlights accompanying this news release also include reconciliations of reported amounts to non-GAAP financial measures, including a reconciliation of business segment income to net income. After-tax amounts referenced in this

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 4

news release were calculated using the statutory federal income tax rate of 35 percent, where applicable. Reference to core net interest income is to total net interest income less purchase accounting accretion. Information in this news release including the financial tables is unaudited. See the notes in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW

Revenue
In millions	4Q12	3Q12	4Q11	Change 4Q12 vs 3Q12	Change 4Q12 vs 4Q11

Net interest income	$2,424	$2,399	$2,199	1%	10%
Noninterest income	1,645	1,689	1,350	(3)%	22%

Total revenue	$4,069	$4,088	$3,549	–	15%

Total revenue for the fourth quarter of 2012 was stable with the third quarter of 2012 and increased compared with the fourth quarter of 2011. Excluding the impact of the provision for residential mortgage repurchase obligations in all periods and gains on sales of Visa shares in the fourth and third quarters of 2012, fourth quarter 2012 total revenue increased 5 percent over third quarter 2012 and 17 percent over fourth quarter 2011.

Net interest income increased modestly compared with the third quarter. Core net interest income remained stable as loan growth was largely offset by the impact of lower core yields on interest earning assets. Purchase accounting accretion increased driven by higher cash recoveries. Net interest income increased compared with fourth quarter 2011 due to higher core net interest income resulting from the RBC Bank (USA) acquisition, organic loan growth and lower funding costs. The net interest margin of 3.85 percent for the fourth quarter of 2012 remained relatively stable with 3.82 percent for the third quarter of 2012 and 3.86 percent for the fourth quarter of 2011.

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 5

Noninterest Income
In millions	4Q12	3Q12	4Q11	Change 4Q12 vs 3Q12	Change 4Q12 vs 4Q11

Asset management	$302	$305	$250	(1)%	21%
Consumer services	294	288	269	2%	9%
Corporate services	349	295	266	18%	31%
Residential mortgage
Residential mortgage banking	254	264	193	(4)%	32%
Provision for residential mortgage repurchase obligations	(254)	(37)	(36)	NM	NM
Service charges on deposits	150	152	140	(1)%	7%
Net gains on sales of securities	45	40	62	13%	(27)%
Net other-than-temporary impairments	(15)	(24)	(44)	38%	66%
Other	520	406	250	28%	108%

	$1,645	$1,689	$1,350	(3)%	22%

Noninterest income for the fourth quarter of 2012 declined $44 million compared with the third quarter of 2012 and increased significantly over fourth quarter 2011. Fourth quarter 2012 included a $254 million provision for residential mortgage repurchase obligations related to expected elevated levels of repurchase demands primarily as a result of further changes in behavior and demand patterns of FHLMC and FNMA for loans sold into agency securitizations, including the years 2004 and 2005.

Excluding the impact of the provision for residential mortgage repurchase obligations and gains on sales of Visa shares in both periods, noninterest income for the fourth quarter of 2012 increased $180 million, or 11 percent, compared with the third quarter. Asset management fees declined $3 million. Consumer services fees grew $6 million over the third quarter due to customer growth partially offset by the impact of Hurricane Sandy on customer volume and activity. Corporate service fees grew $54 million compared with the third quarter primarily due to strong merger and acquisition advisory fees. Residential mortgage banking income in the fourth quarter included strong loan sales revenue driven by higher loan origination volume and lower net hedging gains on mortgage servicing rights. Service charges on deposits declined $2 million compared with the third quarter reflecting the impact of fees waived related to Hurricane Sandy of $7 million. Other noninterest income increased $114 million compared with the third quarter primarily due to higher revenue associated with commercial mortgage banking activity, private equity investments and asset sales. In each of the fourth and third quarters of 2012 PNC sold a portion of its investment in Visa and recognized gains of $130 million on the sale of 4 million Visa Class B common shares and $137 million on the sale of 5 million Visa Class B common shares, respectively. At December 31, 2012, PNC’s remaining investment in Visa Class B common shares was approximately 14 million shares with a carrying value of $.3 billion and a fair value of approximately $.9 billion.

Noninterest income for the fourth quarter of 2012 increased $295 million compared with the fourth quarter of 2011. Excluding the impact of the provision for residential mortgage repurchase obligations in both periods and the gain on sale of Visa shares in fourth quarter 2012, noninterest income for the fourth quarter of 2012 increased $383 million, or 28 percent, compared with the fourth

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 6

quarter of 2011. Asset management fees increased $52 million from stronger equity markets and growth in customers and fees. Consumer service fees grew $25 million due to growth in customers, including the RBC Bank (USA) acquisition, and transaction volume. Corporate service fees increased $83 million as a result of strong merger and acquisition advisory fees, higher commercial mortgage servicing revenue and higher treasury management fees. Residential mortgage banking revenue increased as a result of continued strong loan sales revenue driven by higher loan origination volume. Service charges on deposits increased $10 million reflecting customer growth including the RBC Bank (USA) acquisition. Other noninterest income increased $270 million compared with fourth quarter 2011 primarily attributable to the gain on the sale of a portion of PNC’s investment in Visa shares and higher revenue from private equity investments, improved valuations and asset sales.

CONSOLIDATED EXPENSE REVIEW
Noninterest Expense
In millions	4Q12	3Q12	4Q11	Change 4Q12 vs 3Q12	Change 4Q12 vs 4Q11

Personnel	$1,216	$1,171	$1,052	4%	16%
Occupancy	226	212	198	7%	14%
Equipment	194	185	177	5%	10%
Marketing	70	74	74	(5)%	(5)%
Other	1,123	1,008	1,218	11%	(8)%

	$2,829	$2,650	$2,719	7%	4%

Noninterest expense for the fourth quarter of 2012 increased $179 million compared with third quarter 2012. The fourth quarter reflected $91 million of expenses for residential mortgage foreclosure-related matters, including a charge of approximately $70 million resulting from an agreement to amend consent orders entered into in April 2011, compared with $53 million in the third quarter. In the fourth quarter a $45 million noncash charge for goodwill impairment related to PNC’s Residential Mortgage Banking business segment was recorded. In addition, the fourth quarter included $70 million of noncash charges for unamortized discounts related to redemption of trust preferred securities compared with $95 million in the third quarter. Fourth quarter 2012 noninterest expense included $38 million of adjustments to accruals primarily for deferred loan origination costs and a contribution to the PNC Foundation of $28 million.

Noninterest expense for the fourth quarter of 2012 increased $110 million over fourth quarter 2011 primarily driven by operating expense from the RBC Bank (USA) acquisition, expense associated with strategic business investments, the goodwill impairment charge, adjustments to accruals primarily for deferred loan origination costs and the contribution to the PNC Foundation. These increases were partially offset by lower expenses for residential mortgage foreclosure-related matters and lower noncash charges related to redemption of trust preferred securities, which were $240 million and $198 million, respectively, in the fourth quarter of 2011.

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 7

The effective tax rate was 22.0 percent for the fourth quarter of 2012 compared with 23.6 percent for the third quarter of 2012 and 23.0 percent for the fourth quarter of 2011.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $305 billion at December 31, 2012 compared with $301 billion at September 30, 2012 and $271 billion at December 31, 2011. The linked quarter increase was primarily due to loan growth. In the comparison with the prior year fourth quarter, the RBC Bank (USA) acquisition and organic loan growth drove the increase in assets.

Loans
In billions	12/31/2012	9/30/2012	12/31/2011	Change 12/31/12 vs 9/30/12	Change 12/31/12 vs 12/31/11

Commercial lending	$108.9	$105.2	$88.3	4%	23%
Consumer lending	77.0	76.7	70.7	–	9%

Total loans	$185.9	$181.9	$159.0	2%	17%

For the quarter ended:
Average loans	$183.2	$180.7	$156.2	1%	17%

Total loans at December 31, 2012 grew $4.0 billion compared with September 30, 2012. Commercial lending increased $3.7 billion during the fourth quarter of 2012 as a result of continued strong loan growth primarily in asset-based lending, healthcare, public finance and real estate. Consumer lending increased $.3 billion compared with September 30, 2012 as higher automobile loans and credit card loans were partially offset by lower education loans. Total loan originations and new commitments and renewals were $42 billion for the fourth quarter of 2012 compared with $40 billion for the third quarter of 2012 and $41 billion for the fourth quarter of 2011. For the full year, total loan originations and new commitments and renewals were $157 billion for 2012, including $4.6 billion of small business loans, compared with $147 billion for 2011. Average loans in the fourth quarter of 2012 increased $2.5 billion compared with the third quarter and $27.0 billion compared with fourth quarter 2011 reflecting organic loan growth and, in the comparison with fourth quarter 2011, loans added in the RBC Bank (USA) acquisition.

Investment Securities
In billions	12/31/2012	9/30/2012	12/31/2011	Change 12/31/12 vs 9/30/12	Change 12/31/12 vs 12/31/11

At quarter end	$61.4	$62.8	$60.6	(2)%	1%
Average for the quarter ended	$59.4	$60.9	$60.4	(2)%	(2)%

Investment securities declined in the fourth quarter of 2012 compared with the third quarter as a result of prepayments, primarily of mortgage-backed securities, partially offset by net purchases. At both December 31 and September 30, 2012, the available for sale investment securities balance included a net unrealized pretax gain of $1.6 billion, representing the difference between fair value and

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 8

amortized cost, compared with a net unrealized pretax loss of $40 million at December 31, 2011. The gain compared with the fourth quarter 2011 loss was primarily due to improvement in the value of non-agency residential mortgage-backed securities and lower market interest rates.

Interest-earning deposits with banks of $4.0 billion at December 31, 2012 increased $1.7 billion compared with September 30, 2012 primarily due to higher funds on deposit with the Federal Reserve. Loans held for sale of $3.7 billion at December 31, 2012 increased $1.0 billion compared with September 30, 2012 mainly as a result of higher residential mortgages held for sale related to higher loan origination volume.

Deposits
In billions	12/31/2012	9/30/2012	12/31/2011	Change 12/31/12 vs 9/30/12	Change 12/31/12 vs 12/31/11
Transaction deposits	$176.7	$168.4	$147.6	5%	20%
Other deposits	36.4	37.9	40.4	(4)%	(10)%

Total deposits	$213.1	$206.3	$188.0	3%	13%

For the quarter ended:
Average deposits	$207.5	$203.8	$186.5	2%	11%

Total deposits at December 31, 2012 grew $6.8 billion compared with September 30, 2012 and $25.1 billion compared with December 31, 2011. In the comparison with third quarter end, growth in transaction deposits of $8.3 billion primarily driven by seasonal growth was partially offset by a decline of $1.2 billion in retail certificates of deposit due to runoff of maturing accounts and a decrease in time deposits, primarily Eurodollar deposits. In the comparison with fourth quarter 2011, the increase was attributable to deposits added in the RBC Bank (USA) acquisition and organic transaction deposit growth. Average deposits increased $3.7 billion over the third quarter and $21.0 billion over fourth quarter 2011.

Borrowed Funds
In billions	12/31/2012	9/30/2012	12/31/2011	Change 12/31/12 vs 9/30/12	Change 12/31/12 vs 12/31/11
At quarter end	$40.9	$43.1	$36.7	(5)%	11%
Average for the quarter ended	$40.3	$43.7	$35.7	(8)%	13%

Borrowed funds decreased $2.2 billion at December 31, 2012 compared with September 30, 2012 primarily due to lower commercial paper. During the fourth quarter of 2012, through a series of previously disclosed transactions, PNC remarketed and exchanged $500 million of 8.729 percent junior subordinated notes for senior notes and redeemed $500 million of 12 percent hybrid capital securities issued by the National City Preferred Capital Trust I. The remarketing and redemption resulted in fourth quarter 2012 noncash charges for unamortized discounts of $70 million. Trust preferred securities redeemed during full year 2012 totaled $2.3 billion with a weighted average rate of 8.3 percent, effectively lowering funding costs. Subordinated debt increased in the

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 9

comparison with third quarter due to the fourth quarter issuance of $1.0 billion of 2.70 percent subordinated notes. Borrowed funds increased $4.2 billion compared with December 31, 2011 primarily due to higher commercial paper and Federal Home Loan Bank borrowings partially offset by lower bank notes and senior debt and subordinated debt.

Capital
	12/31/2012*	9/30/2012	12/31/2011
Common shareholders’ equity In billions	$35.4	$35.1	$32.4
Tier 1 common capital ratio	9.6%	9.5%	10.3%
Tier 1 risk-based capital ratio	11.7%	11.7%	12.6%

* Ratios estimated

PNC continued to improve its strong capital levels and ratios. Common shareholders’ equity grew as a result of the retention of earnings. The Tier 1 common capital ratio increased compared with the third quarter as growth in retained earnings was partially offset by an increase in risk-weighted assets from loan growth. The estimated proforma Basel III Tier 1 common capital ratio was 7.3 percent at December 31, 2012 without benefit of phase-ins, based on current understanding of Basel III proposed rules, estimates of Basel II (with proposed modifications) risk-weighted assets, and application of Basel II.5 rules. The decline in the Tier 1 common and Tier 1 risk-based capital ratios compared with December 31, 2011 primarily reflected the impact of the RBC Bank (USA) acquisition.

The PNC board of directors recently declared a quarterly common stock cash dividend of 40 cents per share with a payment date of February 5, 2013. PNC purchased $55 million of common stock in the fourth quarter of 2012 and $190 million in full year 2012 under a $250 million authorization as part of its existing 25 million share repurchase program.

CREDIT QUALITY REVIEW
Credit Quality
	At or for the quarter ended			Change 12/31/12 vs	Change 12/31/12 vs
In millions	12/31/2012	9/30/2012	12/31/2011	9/30/12	12/31/11
Nonperforming loans	$3,254	$3,414	$3,560	(5)%	(9)%
Nonperforming assets	$3,794	$4,021	$4,156	(6)%	(9)%
Accruing loans past due 90 days or more	$2,351	$2,456	$2,973	(4)%	(21)%
Net charge-offs	$310	$331	$327	(6)%	(5)%
Provision for credit losses	$318	$228	$190	39%	67%
Allowance for loan and lease losses	$4,036	$4,039	$4,347	–	(7)%

Overall credit quality continued to improve during the fourth quarter of 2012 compared with the third quarter. The decline in nonperforming assets at December 31, 2012 compared with September 30, 2012 was primarily attributable to decreases in commercial real estate and commercial nonperforming loans partially offset by increases in consumer lending nonperforming loans. The increase in total consumer lending nonperforming loans, primarily home equity and residential mortgage, was largely attributable

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 10

to $199 million in the fourth quarter of additional troubled debt restructurings resulting from bankruptcy where a concession has been granted to a borrower based upon discharge from personal liability, recorded in accordance with regulatory guidance implemented by PNC in the fourth and third quarters of 2012. Such additional troubled debt restructurings recorded in the third quarter were $112 million. The decline in nonperforming assets from fourth quarter 2011 was due to lower commercial real estate and commercial nonperforming loans partially offset by higher nonperforming consumer loans including those added in the RBC Bank (USA) acquisition. Higher nonperforming consumer loans included an increase in nonperforming home equity loans resulting from a first quarter 2012 policy change which placed home equity loans on nonaccrual status when past due 90 days or more compared with 180 days under the prior policy. Nonperforming assets to total assets were 1.24 percent at December 31, 2012 compared with 1.34 percent at September 30, 2012 and 1.53 percent at December 31, 2011.

Overall delinquencies decreased by $140 million, or 4 percent, as of December 31, 2012 compared with September 30, 2012 driven by a decline in accruing loans past due 90 days or more of $105 million primarily related to the reclassification from accruing loans past due to nonperforming loans of additional consumer loan troubled debt restructurings, net of charge-offs, resulting from bankruptcy.

Net charge-offs for the fourth quarter of 2012 were .67 percent of average loans on an annualized basis compared with .73 percent for the third quarter of 2012 and .83 percent for the fourth quarter of 2011. The fourth and third quarters of 2012 included net charge-offs of $45 million and $83 million, respectively, related to additional troubled debt restructurings resulting from bankruptcy as a result of implementation of regulatory guidance during those quarters. Provision for credit losses increased in both comparisons primarily reflecting a larger loan portfolio and reduced reserve release in commercial lending and, in the prior year quarter comparison, the impact of additional troubled debt restructurings resulting from bankruptcy.

The allowance for loan and lease losses to total loans was 2.17 percent at December 31, 2012, 2.22 percent at September 30, 2012 and 2.73 percent at December 31, 2011. The decrease in the allowance compared with year end 2011 resulted from improved overall credit quality. The allowance to nonperforming loans was 124 percent at December 31, 2012 compared with 118 percent at September 30, 2012 and 122 percent at December 31, 2011.

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 11

BUSINESS SEGMENT RESULTS
Business Segment Income (Loss)
In millions	4Q12	3Q12	4Q11

Retail Banking	$121	$192	$62
Corporate & Institutional Banking	649	607	597
Asset Management Group	34	37	25
Residential Mortgage Banking	(192)	36	(61)
Non-Strategic Assets Portfolio	59	40	(2)
Other, including BlackRock	48	13	(128)

Net income	$719	$925	$493

Enhancements were made to internal transfer pricing methodology during the second quarter of 2012. Prior period amounts have been reclassified to conform with the current period presentation.

See accompanying notes in Consolidated Financial Highlights

Retail Banking
In millions	4Q12	3Q12	4Q11	Change 4Q12 vs 3Q12	Change 4Q12 vs 4Q11

Net interest income	$1,081	$1,076	$972	$5	$109
Noninterest income	$596	$588	$411	$8	$185
Provision for credit losses	$280	$220	$229	$60	$51
Noninterest expense	$1,206	$1,140	$1,056	$66	$150
Earnings	$121	$192	$62	$(71)	$59

In billions
Average loans	$65.4	$64.5	$59.0	$.9	$6.4
Average deposits	$131.9	$131.4	$121.8	$.5	$10.1

Retail Banking earned $596 million for the full year 2012 compared with $371 million in 2011. The increase in earnings was due to higher net interest income, gains on sales of Visa Class B common shares, and lower provision for credit losses partially offset by higher noninterest expense largely related to the RBC Bank (USA) acquisition and higher additions to legal reserves. Retail Banking’s earnings for the fourth quarter of 2012 declined compared with the third quarter of 2012 and increased compared to the fourth quarter of 2011. Fourth quarter 2012 noninterest income was reduced by the impact of Hurricane Sandy on service charges on deposits and consumer service fees. The increase in the provision linked quarter was due to elevated consumer delinquencies due to seasonality. The increase in noninterest expense over the third quarter was related to adjustments to accruals primarily for deferred loan origination costs and to investments in the business. In the comparison with fourth quarter 2011, the increase in net interest income was attributable to the RBC Bank (USA) acquisition, higher average transaction deposit balances and improvements in spreads. Noninterest income increased compared to the fourth quarter of 2011 primarily due to the gain of $130 million on the sale of 4 million Visa Class B common shares and the RBC Bank (USA) acquisition. The increase in noninterest expense over fourth quarter 2011 was attributable to the RBC Bank (USA) acquisition and adjustments to accruals primarily for deferred loan origination costs.

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 12

•	Retail Banking continued to successfully execute its customer growth strategy.

–    Checking relationships totaled 6,475,000 at December 31, 2012.

–    Retail Banking grew net checking relationships by 714,000 in 2012, including 460,000 from the RBC Bank (USA) acquisition.

–    Net checking relationships grew organically in 2012 by 4 percent from year end 2011.

–    Active online banking and active online bill payment customers increased organically 15 percent and 8 percent, respectively, from year end 2011.

•

Average transaction deposits for the fourth quarter of 2012 increased $1.6 billion over the third quarter of 2012. Average certificates of deposit declined $1.2 billion in the same comparison due to runoff of maturing accounts. In the comparison with fourth quarter 2011, average transaction deposits increased $15.0 billion, or 18 percent, due to the RBC Bank (USA) acquisition and organic growth, while average certificates of deposit declined $6.5 billion, or 22 percent.

•

Average loans for the fourth quarter of 2012 increased 1 percent compared with the third quarter driven by automobile loans. In the comparison with fourth quarter 2011, loans increased 11 percent primarily as a result of home equity and commercial loans from the RBC Bank (USA) acquisition and growth in automobile loans.

•

Net charge-offs were stable at $217 million for fourth quarter 2012 compared with $219 million in the third quarter and increased compared with $195 million in the fourth quarter of 2011. In the prior year quarter comparison, higher net charge-offs were related to consumer loan troubled debt restructurings resulting from bankruptcy as a result of implementation of regulatory guidance. Nonperforming assets were $1.1 billion at December 31, 2012, an increase of $82 million compared with September 30, 2012.

•	PNC’s expansive branch footprint covers nearly half of the U.S. population in 17 states and Washington, D.C. with a network of 2,881 branches and 7,282 ATMs at December 31, 2012.

Corporate & Institutional Banking
In millions	4Q12	3Q12	4Q11	Change 4Q12 vs 3Q12	Change 4Q12 vs 4Q11

Net interest income	$1,057	$1,019	$943	$38	$114
Corporate service fees	$324	$258	$226	$66	$98
Other noninterest income	$195	$139	$137	$56	$58
Provision for credit losses (benefit)	$9	$(61)	$(136)	$70	$145
Noninterest expense	$549	$520	$495	$29	$54
Earnings	$649	$607	$597	$42	$52

In billions
Average loans	$91.3	$89.4	$71.5	$1.9	$19.8
Average deposits	$63.9	$60.2	$54.8	$3.7	$9.1

Corporate & Institutional Banking earned $2.3 billion for the full year 2012 compared with $1.9 billion in 2011. The increase in earnings was primarily due to higher revenue partially offset by higher noninterest expense and a net of no provision for credit losses for the year compared with a benefit in 2011. Earnings for the fourth quarter of 2012 increased compared with both the third quarter of 2012 and the fourth quarter of 2011 due to higher revenue. Net interest income increased in both comparisons as a result of higher

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 13

average loans driven by organic growth, higher average deposits, an increase in purchase accounting accretion and, in the comparison with fourth quarter 2011, the RBC Bank (USA) acquisition. Corporate service fees increased in both comparisons largely due to higher merger and acquisition advisory fees and, in the prior year quarter comparison, higher commercial mortgage servicing revenue and higher treasury management fees. Other noninterest income increased compared with third quarter 2012 primarily due to higher revenue associated with commercial mortgage banking activity and asset sales. In the comparison with fourth quarter 2011, the increase in other noninterest income was mainly attributable to higher capital markets activity and asset sales. Provision for credit losses increased in both comparisons reflecting a larger loan portfolio. Noninterest expense increased in both comparisons primarily due to higher compensation-related costs driven by improved performance and, in the prior year quarter comparison, higher staffing and operating expense for the RBC Bank (USA) acquisition.

•

Average loans increased in both comparisons due to strong growth across all loan categories. Loans added in the RBC Bank (USA) acquisition contributed to the increase in the comparison with fourth quarter 2011.

•

Average deposits increased from the fourth quarter of 2011 due to deposits added in the RBC Bank (USA) acquisition and both comparisons benefited from inflows into noninterest-bearing demand deposits, including seasonal increases compared with the linked quarter.

•

Net charge-offs were $34 million in the fourth quarter of 2012 compared with $35 million in the third quarter of 2012 and $43 million in the fourth quarter of 2011. Nonperforming assets declined for the eleventh consecutive quarter.

•	The commercial mortgage servicing portfolio was $282 billion at December 31, 2012, $265 billion at September 30, 2012 and $267 billion at December 31, 2011.

Asset Management Group
In millions	4Q12	3Q12	4Q11	Change 4Q12 vs 3Q12	Change 4Q12 vs 4Q11

Net interest income	$74	$73	$73	$1	$1
Noninterest income	$173	$170	$161	$3	$12
Provision for credit losses (benefit)	$(2)	$4	$10	$(6)	$(12)
Noninterest expense	$195	$180	$184	$15	$11
Earnings	$34	$37	$25	$(3)	$9

In billions
Assets under administration Quarter end	$224	$222	$210	$2	$14
Average loans	$6.4	$6.2	$6.1	$.2	$.3
Average deposits	$8.6	$7.9	$8.0	$.7	$.6

Asset Management Group earned $145 million for full year 2012 compared with $168 million for 2011. The decrease in earnings was due to higher noninterest expense from strategic business investments and a provision for credit losses in 2012 compared with a benefit in 2011. These were partially offset by higher revenue as noninterest income increased from stronger equity markets and business growth and net interest income benefited from higher deposit balances. Fourth quarter 2012 earnings declined compared with the third quarter of 2012 primarily due to higher noninterest expense, including higher compensation costs related to business growth. Noninterest income increased in both quarterly comparisons from improved equity markets and client sales.

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 14

•	The business continued to focus on client acquisition and asset growth. New primary client acquisitions were 37 percent higher in 2012 compared with 2011.

•

Assets under administration at December 31, 2012 included discretionary assets under management of $112 billion and nondiscretionary assets under administration of $112 billion. Discretionary assets under management at December 31, 2012 were stable with September 30, 2012 and increased $5 billion compared with December 31, 2011 driven by stronger equity markets and net positive flows.

•

Average loans increased 3 percent compared with the third quarter of 2012 as new client originations, primarily home equity installment loans, benefited from an attractive interest rate environment and loan referrals from other lines of business.

•	Average deposits increased 9 percent compared with the third quarter due to significant growth in demand deposits, consistent with seasonal growth between the third and fourth quarters.

Residential Mortgage Banking
In millions	4Q12	3Q12	4Q11	Change 4Q12 vs 3Q12	Change 4Q12 vs 4Q11

Net interest income	$53	$52	$52	$1	$1
Noninterest income
Provision for residential mortgage repurchase obligations	$(254)	$(37)	$(36)	$(217)	$(218)
Other noninterest income	$259	$269	$204	$(10)	$55
Provision for credit losses (benefit)	$2	$2	$(10)	–	$12
Noninterest expense	$333	$226	$317	$107	$16
Earnings (loss)	$(192)	$36	$(61)	$(228)	$(131)

In billions
Residential mortgage servicing portfolio Quarter end	$119	$119	$118	–	$1
Loan origination volume	$4.4	$3.8	$3.0	$.6	$1.4

Residential Mortgage Banking reported a loss of $308 million for the full year 2012 compared with earnings of $89 million for 2011 primarily as a result of $761 million of provision for residential mortgage repurchase obligations in 2012 compared with $102 million in 2011. Excluding this provision, loan sales revenue increased $363 million in 2012 compared with 2011 driven by higher loan origination volume in 2012 partially offset by lower net hedging gains on mortgage servicing rights. Noninterest expense for 2012 increased $195 million compared with 2011 primarily driven by higher loan origination volume, higher servicing costs, a charge for goodwill impairment and higher additions to legal reserves.

The loss in the fourth quarter of 2012 was primarily due to a higher provision for residential mortgage repurchase obligations related to expected elevated levels of repurchase demands primarily as a result of further changes in behavior and demand patterns of FHLMC and FNMA for loans sold into agency securitizations, including the years 2004 and 2005. Fourth quarter 2012 noninterest

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 15

expense included a charge of approximately $70 million resulting from an agreement to amend consent orders entered into in April 2011. An agreement was reached with the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System to end the independent foreclosure review program under the consent orders and replace it with an accelerated remediation process. Fourth quarter 2012 noninterest expense also included a $45 million noncash charge for goodwill impairment; no goodwill remained at December 31, 2012. In comparisons with both third quarter 2012 and fourth quarter 2011, noninterest expense reflected higher residential mortgage origination volume and servicing costs.

Other noninterest income in the fourth quarter included strong loan sales revenue driven by higher loan origination volume. In the linked quarter comparison, net hedging gains on mortgage servicing rights declined. In the comparison to fourth quarter 2011, other noninterest income increased as higher loan sales revenue driven by higher loan origination volume was partially offset by lower net hedging gains on mortgage servicing rights.

Loan origination volume was strong in the fourth quarter of 2012. Approximately 30 percent of originations were under the revised Home Affordable Refinance Program. The fair value of mortgage servicing rights was $.7 billion, $.6 billion and $.7 billion at December 31, 2012, September 30, 2012 and December 31, 2011, respectively.

Non-Strategic Assets Portfolio
In millions	4Q12	3Q12	4Q11	Change 4Q12 vs 3Q12	Change 4Q12 vs 4Q11

Net interest income	$197	$195	$192	$2	$5
Noninterest income	$21	$9	$15	$12	$6
Provision for credit losses	$52	$61	$88	$(9)	$(36)
Noninterest expense	$73	$79	$119	$(6)	$(46)
Earnings (loss)	$59	$40	$(2)	$19	$61

In billions
Average loans	$11.9	$12.4	$12.7	$(.5)	$(.8)

Non-Strategic Assets Portfolio segment had earnings of $237 million for the full year 2012 compared with $200 million for 2011. The increase was attributable to lower provision for credit losses partially offset by lower net interest income driven by declines in average loans and purchase accounting accretion. Fourth quarter 2012 earnings increased compared with both the third quarter of 2012 and the fourth quarter of 2011. Noninterest income increased in the linked quarter comparison largely related to home equity repurchase obligations. The decrease in noninterest expense in the comparison with fourth quarter 2011 primarily resulted from lower non-credit losses. The provision for credit losses declined compared with fourth quarter 2011 due to improved credit quality.

•

The Non-Strategic Assets Portfolio primarily consists of non-strategic assets obtained through acquisitions of other companies. The decrease in average loans in both comparisons reflected customer payment activity and portfolio management activities to reduce underperforming assets. Certain assets in this segment continue to require special servicing and management oversight.

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 16

•	Net charge-offs were $60 million for the fourth quarter of 2012 compared with $65 million for the third quarter of 2012 and $77 million for the fourth quarter of 2011.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, alternative investments including private equity, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

PNC recorded earnings of $3 million in “Other, including BlackRock” for the full year 2012 compared with $303 million in 2011. The decline in earnings was primarily due to higher integration costs and noncash charges related to redemption of trust preferred securities. For the fourth quarter of 2012 PNC recorded income of $48 million in “Other, including BlackRock” compared with income of $13 million for the third quarter of 2012 and a loss of $128 million for the fourth quarter of 2011. The increase in earnings compared with fourth quarter 2011 was primarily due to lower noncash charges related to redemption of trust preferred securities, higher revenue from private equity investments and higher earnings from the BlackRock investment.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Executive Vice President and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 272-3498 or (303) 223-4372 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter and full year 2012 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21626992 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Financial Results	Three months ended			Year ended
Dollars in millions, except per share data	December 31 2012	September 30 2012	December 31 2011	December 31 2012	December 31 2011

Revenue
Net interest income	$2,424	$2,399	$2,199	$9,640	$8,700
Noninterest income	1,645	1,689	1,350	5,872	5,626

Total revenue	4,069	4,088	3,549	15,512	14,326
Noninterest expense	2,829	2,650	2,719	10,582	9,105

Pretax, pre-provision earnings (a)	1,240	1,438	830	4,930	5,221
Provision for credit losses	318	228	190	987	1,152

Income before income taxes and noncontrolling interests (pretax earnings)	$922	$1,210	$640	$3,943	$4,069

Net income (b)	$719	$925	$493	$3,001	$3,071
Less:
Net income (loss) attributable to noncontrolling interests	1	(14)	17	(12)	15
Preferred stock dividends and discount accretion	54	63	25	181	58

Net income attributable to common shareholders	$664	$876	$451	$2,832	$2,998

Diluted earnings per common share	$1.24	$1.64	$.85	$5.30	$5.64

Cash dividends declared per common share	$.40	$.40	$.35	$1.55	$1.15

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(b)	See page 18 for a reconciliation of business segment income to net income.

Total and Core Net Interest Income

	Three months ended			Year ended
In millions	December 31 2012	September 30 2012	December 31 2011	December 31 2012	December 31 2011

Core net interest income (a)	$2,151	$2,154	$1,943	$8,516	$7,581
Purchase accounting accretion (a)	273	245	256	1,124	1,119

Total net interest income	$2,424	$2,399	$2,199	$9,640	$8,700

(a)	We believe that core net interest income and purchase accounting accretion are useful in evaluating the components of net interest income.

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Year ended
	December 31 2012	September 30 2012	December 31 2011	December 31 2012	December 31 2011

Performance Ratios
Net interest margin (a)	3.85%	3.82%	3.86%	3.94%	3.92%
Noninterest income to total revenue	40	41	38	38	39
Efficiency (b)	70	65	77	68	64
Return on:
Average common shareholders’ equity	7.48	10.15	5.70	8.31	9.56
Average assets	.95	1.23	.72	1.02	1.16

Business Segment Income (Loss) (c) (d)
In millions

Retail Banking (e)	$121	$192	$62	$596	$371
Corporate & Institutional Banking (f)	649	607	597	2,328	1,940
Asset Management Group	34	37	25	145	168
Residential Mortgage Banking (g)	(192)	36	(61)	(308)	89
Non-Strategic Assets Portfolio	59	40	(2)	237	200
Other, including BlackRock (d) (h) (i)	48	13	(128)	3	303

Net income (j)	$719	$925	$493	$3,001	$3,071

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended December 31, 2012, September 30, 2012, and December 31, 2011 were $42 million, $36 million, and $28 million, respectively. The taxable-equivalent adjustments to net interest income for the year ended December 31, 2012 and December 31, 2011 were $144 million and $104 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced. During the second quarter of 2012, enhancements were made to the funds transfer pricing methodology. Retrospective application of our new funds transfer pricing methodology has been made to the prior period reportable business segment results and disclosures to create comparability to the current period presentation, which we believe is more meaningful to readers of our financial statements. During the third quarter of 2012, enhancements were made to certain assumptions used to estimate our total allowance for loan and lease losses (ALLL) and provision. The estimated impact as of the beginning of the third quarter 2012 was approximately an increase of $41 million and a decrease of $55 million to the provision for credit losses of Retail Banking and Corporate & Institutional Banking, respectively.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our 2012 Form 10-K will include additional information regarding BlackRock.
(e)	Includes gains on sales of a portion of Visa Class B common shares in the third and fourth quarters of 2012. See page 3 for additional information related to these amounts.
(f)	We consider a primary client relationship to be a corporate banking client relationship with annual revenue generation of $10,000 to $50,000 or more.
(g)	Includes provisions for residential mortgage repurchase obligations. See page 3 for additional information related to these amounts.
(h)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, alternative investments including private equity, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.
(i)	Includes amounts for integration costs and noncash charges for unamortized discounts related to redemption of trust preferred securities. See page 3 for additional information related to these amounts.
(j)	Includes expenses for residential mortgage foreclosure-related matters. For 2011, these expenses have been allocated among the following: Residential Mortgage Banking, Non-Strategic Assets Portfolio and Other. For 2012, these expenses were only allocated to Residential Mortgage Banking. See page 3 for additional information related to these amounts.

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 19

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	December 31 2012	September 30 2012	December 31 2011

Balance Sheet Data
Dollars in millions, except per share data
Assets	$305,107	$300,803	$271,205
Loans (a) (b)	185,856	181,864	159,014
Allowance for loan and lease losses (a)	4,036	4,039	4,347
Interest-earning deposits with banks (a)	3,984	2,321	1,169
Investment securities (a)	61,406	62,814	60,634
Loans held for sale (b)	3,693	2,737	2,936
Goodwill and other intangible assets	10,869	10,941	10,144
Equity investments (a) (c)	10,877	10,846	10,134

Noninterest-bearing deposits	69,980	64,484	59,048
Interest-bearing deposits	143,162	141,779	128,918
Total deposits	213,142	206,263	187,966
Transaction deposits	176,705	168,377	147,637
Borrowed funds (a)	40,907	43,104	36,704
Shareholders’ equity	39,003	38,683	34,053
Common shareholders’ equity	35,413	35,124	32,417
Accumulated other comprehensive income (loss)	834	991	(105)

Book value per common share	67.05	66.41	61.52
Common shares outstanding (millions)	528	529	527
Loans to deposits	87%	88%	85%

Client Assets (billions)
Discretionary assets under management	$112	$112	$107
Nondiscretionary assets under administration	112	110	103

Total assets under administration	224	222	210
Brokerage account assets	38	38	34

Total client assets	$262	$260	$244

Capital Ratios
Tier 1 common (d)	9.6%	9.5%	10.3%
Tier 1 risk-based (d)	11.7	11.7	12.6
Total risk-based (d)	14.7	14.5	15.8
Leverage (d)	10.4	10.4	11.1
Common shareholders’ equity to assets	11.6	11.7	12.0

Asset Quality
Nonperforming loans to total loans	1.75%	1.88%	2.24%
Nonperforming assets to total loans, OREO and foreclosed assets	2.04	2.20	2.60
Nonperforming assets to total assets	1.24	1.34	1.53
Net charge-offs to average loans (for the three months ended) (annualized)	.67	.73	.83
Allowance for loan and lease losses to total loans	2.17	2.22	2.73
Allowance for loan and lease losses to nonperforming loans (e)	124	118	122
Accruing loans past due 90 days or more (f)	$2,351	$2,456	$2,973

(a)	Amounts include consolidated variable interest entities. Our third quarter 2012 Form 10-Q included, and our 2012 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets for which we have elected the fair value option. Our third quarter 2012 Form 10-Q included, and our 2012 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	The ratios as of December 31, 2012 are estimated.
(e)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.
(f)	Excludes loans held for sale and purchased impaired loans. In the first quarter of 2012, we adopted a policy stating that home equity loans past due 90 days or more would be placed on nonaccrual status. Prior policy required that these loans be past due 180 days before being placed on nonaccrual status.

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital levels and ratios, liquidity levels, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

—	Changes in interest rates and valuations in debt, equity and other financial markets.
—	Disruptions in the liquidity and other functioning of U.S. and global financial markets.
—

The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the level of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

—	Actions by Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.
—	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.
—	Slowing or failure of the current moderate economic expansion.
—

Continued effects of aftermath of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

—	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•

Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the moderate economic expansion will persist and interest rates will remain very low in 2013, despite drags from Federal fiscal restraint and a European recession. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•

PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent on the ongoing development, validation and regulatory approval of related models.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

—

Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

—	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.

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PNC Reports Full Year 2012 Net Income of $3.0 Billion and $5.30 Diluted EPS – Page 21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

—

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

—	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

—	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•

Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•

Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	Our 2012 acquisition of RBC Bank (USA) presents us with risks and uncertainties related to the integration of the acquired businesses into PNC, including:

—

Anticipated benefits of the transaction, including cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.

—

Our ability to achieve anticipated results from this transaction is dependent also on the extent of credit losses in the acquired loan portfolios and the extent of deposit attrition, in part related to the state of economic and financial markets. Also, litigation and regulatory and other governmental investigations that may be filed or commenced relating to the pre-acquisition business and activities of RBC Bank (USA) could impact the timing or realization of anticipated benefits to PNC.

—

Integration of RBC Bank (USA)’s business and operations into PNC may take longer than anticipated or be substantially more costly than anticipated or have unanticipated adverse results relating to RBC Bank (USA)’s or PNC’s existing businesses. PNC’s ability to integrate RBC Bank (USA) successfully may be adversely affected by the fact that this transaction results in PNC entering several geographic markets where PNC did not previously have any meaningful retail presence.

•

In addition to the RBC Bank (USA) transaction, we grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. These other acquisitions often present risks and uncertainties analogous to those presented by the RBC Bank (USA) transaction. Acquisition risks include those presented by the nature of the business acquired as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•

Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread natural and other disasters, dislocations, terrorist activities or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2011 Form 10-K, as amended by Amendment No. 1 thereto, and our 2012 Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes to Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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